NOFIRE TECHNOLOGIES, INC.
                     8% CONVERTIBLE BOND
                    DUE December 31, 2007


$498,000                                                                 No.16


                     NoFire Technologies, Inc., with principal offices at 21 Industrial Avenue, Upper Saddle River, New Jersey 07458, U.S.A., a corporation organized and existing under the laws of the State of Delaware (hereafter called the "Corporation"), for value received, hereby promises to pay Sam Gottfried, (the "Holder"), the principal sum of Four Hundred Ninety Eight Thousand Dollars ($498,000) on December 31, 2007 (the "Maturity Date") and to pay interest thereon semi annually at the rate of eight (8%) percent per annum, computed on a simple interest basis.

1.            Conversion.             The Holder of this Bond is entitled, at
his option, at any time on or before the close of business on December 31, 2007 to convert this Bond at the principal amount hereof plus any interest accrued into fully paid and nonassessable shares of the common stock, twenty ($0.20) cent par value, of the Corporation (the "Common Stock") at the conversion rate of $0.14 per share surrender of this Bond accompanied by written notice to the Corporation that the Holder elects to convert this Bond or, if less than the entire amount is to be converted, the portion hereof to be converted.

2.           Adjustment of Conversion Rate.            The conversion rate
shall be subject to adjustment as calculated by the Corporation if the Corporation shall (i) pay a dividend on Common Stock in Common Stock, (ii) subdivide or split its outstanding shares of Common Stock, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares. Whenever a conversion rate is adjusted under this Bond, the Corporation shall promptly notify the Holder of the Bond setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

3.            Covenant to Reserve Shares for Conversion.   The Corporation
covenants that it shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose to issue upon conversion of the Bond, such number of shares of Common Stock as shall then be issuable upon the conversion of the Bond. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued and fully paid and non-assessable.

4. Recourse to Corporation Only. The Holder of this Bond shall not have recourse for the payment of principal of, or interest on, this Bond or for any claim based on this Bond, against any director, officer, representative, or stockholder, past, present, or future, of the Corporation. By acceptance of this Bond, the Holder waives any such claim against any such person.

5.            Accelerated Payment
                 A. This Bond may be prepaid at any time at the option of the
                    Corporation

                 B. This Bond shall be due and payable immediately in the
                      event that the Corporation either files for reorganization under the bankruptcy laws or is forced into bankruptcy.

                 C. This Bond shall be due and payable immediately if there is an attempt made to take control of the company.

6.           Anti Dilution   The Corporation agrees that it will not issue
either further common stock or warrents to purchase common stock without the written agreement of Sam Gottfried and Sam Oolie.

7. Registration. If the Corporation proposes for any reason to register any of its Common Stock under the Securities Act of 1933, as amended (the Securities Act), it shall promptly give written notice to the Holder and, upon, the written request, given within fifteen (15) days after receipt of the notice, of the Holder to register any Common Stock into which the Bond is convertible, the Corporation shall use its best efforts to cause such Common Stock to be included in such registration under the Securities Act. In the event that the proposed registration by the Corporation is, in whole or in part, an underwritten public offering of the Common Stock of the Corporation, if the managing underwriter determines and advises in writing that the inclusion of all Common Stock proposed to be included in the underwritten public offering would interfere with the successful marketing of the Common Stock, then the number of shares of Common Stock to be included in the registration shall be reduced, pro rata, among the Holders of all Bonds and the Stockholders of the Corporation as determined in the discretion of the managing underwriter in consultation with the Corporation. If the Common Stock is not then registered, the share certificate shall contain an appropriate legend.

                      IN WITNESS WHEREOF, the Corporation has caused this Bond to be executed in its corporate name by the signature of its Chairman and the corporate seal shall be imprinted hereon and attested by the signature of the secretary of the Corporation.

Dated: August 30, 2004

Attest:                                    NoFire Technologies, Inc.


_____________________                 By: ________________________________
Al Margino, Secretary                         Sam Oolie, Chairman

                                      By:_________________________________
                                              Sam Gottfried, President